Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Scienjoy Holding Corporation (formerly known as Wealthbridge Acquisition Limited) on Form F-1 of our report dated October 16, 2020 with respect to our audits of the consolidated and combined financial statements of Tianjin Guangju Dingfei Technology Co., Ltd. and Sciscape International Limited (collectively, the "Group") as of December 31, 2019 and 2018. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York

October 16, 2020